Exhibit 99.1

Lennox International Inc. Appoints Alok Maskara New Chief Executive Officer

DALLAS, March 23, 2022 – Lennox International Inc. (NYSE: LII), a global leader in energy-efficient climate control solutions, has appointed Alok Maskara as chief executive officer effective on May 9, 2022. Mr. Maskara succeeds Todd Bluedorn, who announced in July 2021 his plans to step down by mid-2022 as Chairman and CEO after 15 years in the role. Todd J. Teske, current Lead Independent Director since 2015 and board member since 2011, is appointed Chairman of the Board and will also serve as interim CEO until Alok assumes the role as CEO. The company today also reiterates its previously announced financial guidance for 2022.

“On behalf of Lennox, we thank Todd Bluedorn for instilling a high performance and innovative culture with a strong team that created tremendous value for our customers and shareholders,” said Teske. “When it came to recruiting a new leader for the next chapter at Lennox, we wanted to find a candidate who will continue to drive shareholder value through our customer-centric approach, support and empower employees, and remain focused on technology and innovation with responsible ESG leadership. Alok has successfully demonstrated each of these characteristics in his prior leadership roles, making him an ideal choice.”

Alok brings 25 years of global leadership experience in manufacturing and technology. He has served for five years as CEO of Luxfer Holdings PLC (NYSE: LXFR), an international industrial company focused on advanced materials. He spearheaded the company’s transformation, led value-enhancing acquisitions and partnerships, and drove growth in profitability. Prior to Luxfer, Alok served for nearly a decade as president of several global business units at Pentair PLC, a leading provider of water treatment and sustainable applications, including its former Technical Solutions segment with over $2 billion in revenue. Alok previously held various leadership positions at General Electric Corporation and McKinsey & Company. He graduated with a Bachelor of Technology in Chemical Engineering from the Indian Institute of Technology in 1992 and a Master of Science in Chemical Engineering from the University of New Mexico in 1994. In 2000, he earned an MBA from the Kellogg School of Management at Northwestern University.

“I am honored to serve as the incoming CEO of Lennox, a company known for its innovation in climate control solutions. I’m eager to get started and to work as part of the Lennox team to build on its strong foundation, advance the company’s leadership position, and drive long-term growth and profitability,” said Mr. Maskara.

Lennox International Inc. is a global leader in energy-efficient climate-control solutions. Dedicated to sustainability and creating comfortable and healthier environments for our residential and commercial customers while reducing their carbon footprint, we lead the field in innovation with our air conditioning, heating, indoor air quality, and refrigeration systems. Lennox International stock is listed on the New York Stock Exchange and traded under the symbol LII. Additional information on Lennox International is available at www.lennoxinternational.com or by contacting Steve Harrison, Vice President, Investor Relations, at 972-497-6670.